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                                                                 EXHIBIT 10.28

SYBASE PROFESSIONAL SERVICES CONTRACT

                      CONSULTING AND DEVELOPMENT AGREEMENT

         THIS CONSULTING AGREEMENT entered into on the 16th day of August, 1996 between Sybase, Inc. ("Sybase"), a Delaware corporation with offices at 77 South Bedford Street, Burlington, MA 01803 and First Virtual Holdings Inc. ("Customer"), a Delaware corporation with offices at 11975 El Camino Real, Suite 300, San Diego, CA 92130.

1.       SERVICES TO BE PROVIDED

         1.1 Sybase shall perform the consulting and/or development services described in Schedule(s) mutually agreed upon, signed by both parties and attached hereto (the "Services"). Customer may at any time request a modification to the Services agreed to between the parties by written request to Sybase specifying the desired modifications to the same degree of specificity as in the original specifications. Sybase shall submit an estimate of the cost for such modifications within seven (7) days of the receipt of such request, and if accepted by Customer, such change in Services shall be performed under the terms of this Agreement.

         1.2 This Agreement shall commence as of the date set forth above and shall continue, unless terminated as set forth herein. Customer may at any time and for any reason terminate this Agreement or Schedule by providing at least 7 days prior written notice to Sybase. Sybase may terminate this Agreement upon written notice to Customer, if Customer breaches this Agreement or any other agreement between Sybase and Customer and fails to correct the breach within 7 days following written notice of such breach. Any termination as contemplated above shall not affect the obligations of Customer to pay Sybase for work performed prior to termination.

         1.3 Sybase shall comply with all applicable laws in rendering the Services.

2.       FEES

         2.1 As consideration for the performance of the Services, Customer shall pay Sybase the fees set forth in the applicable Schedule attached hereto plus expenses as provided in Section 2.2 below.

         2.2 Customer will reimburse Sybase for (a) reasonable travel and living expenses incurred by Sybase employees and subcontractors for travel from Sybase's office in connection with the performance of this Agreement and (b) any other expenses contemplated in the applicable Schedule.

         2.3 With respect to software or other materials shipped by Sybase to Customer hereunder, Customer shall pay all applicable shipping charges. With respect to the Services (including any deliverables resulting from such Services) Customer shall pay all applicable sales, use, personal property or similar taxes, tariffs or governmental charges, exclusive of Sybase's net income and corporate franchise taxes.






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         2.4     Sybase shall invoice the Customer on a periodic basis as shown in the applicable Schedule. The fees owing hereunder shall be payable within 30 days from the date of Sybase's invoice, provided that the work being invoiced was performed prior to the date of the invoice.

         2.5 Past due amounts owing from Customer shall bear interest at the rate of 1% per month. Customer will reimburse Sybase for all reasonable costs incurred (including reasonable attorneys' fees) in collecting past due amounts owed by Customer.

3.       WARRANTY

         3.1 Sybase warrants that the Services will be performed by qualified personnel in a professional manner conforming to generally accepted industry standards and practices.

         3.2 If in the course of providing the Services, Sybase is to create for Customer any software (the "Developed Software"), then upon delivery to Customer of the Developed Software in a form declared by Sybase in writing to be of production quality, Sybase warrants that (a) for a period of one year from such delivery, the software will operate substantially in conformance with the specifications for such Developed Software, as referenced in the applicable Schedule and (b) the media on which the Developed Software resides will be free of defects in materials under normal use for 90 days from such delivery.

         3.3 EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.1 AND 3.2, NO EXPRESS OR IMPLIED WARRANTY IS MADE WITH RESPECT TO THE SERVICES OR GOODS TO BE SUPPLIED BY SYBASE HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SYBASE DOES NOT WARRANT THE RESULTS OF ANY SERVICES OR ANY DEVELOPED SOFTWARE OR THAT ALL ERRORS IN THE DEVELOPED SOFTWARE WILL BE CORRECTED.

 3.4 Customer warrants that it has the funds to pay for the Services being provided hereunder





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4.       CONFIDENTIALITY

         4.1 "Confidential Information" includes all information identified by legend as being proprietary or confidential or, if identified orally by the disclosing party as proprietary or confidential and confirmed in writing within 30 days thereafter.

         4.2 All Confidential Information shall remain the sole property of the disclosing party.

         4.3 Each party shall hold the Confidential Information of the other in strict confidence, will not make any disclosures (including methods or concepts utilized in the Confidential Information) without the express written consent of the other, except to employees or consultants who agree to be bound as Customer by the terms of this Section 4, and will take all reasonable steps to maintain the confidentiality of all Confidential Information.

         4.4     Items will not be considered to be Confidential Information if
(i) already available to the public other than by a breach of this Agreement;
(ii) rightfully received from a third party not in breach of any obligation of confidentiality; (iii) independently developed by personnel or agents of one party without access to the Confidential Information of the other; (iv) proven to be already known to the recipient at the time of disclosure, or (v) produced in compliance with applicable law or a court order, provided the receiving party first gives the disclosing party reasonable notice of such law or order and gives the disclosing party an opportunity to object to and/or attempt to limit such production.

         4.5 Each party shall treat the specific provisions of this Agreement as Confidential Information.

         4.6 This Section 4 shall survive any termination of this Agreement and upon termination, at the written request of the disclosing party, the other party shall return within 10 business days all originals and copies of Confidential Information received from the disclosing party, except as provided in Section 9.

5.       INFRINGEMENT INDEMNITY

         5.1 Subject to the limitations set forth below, Sybase at its own expense shall (i) defend, or at its option settle, any claim, suit, or proceeding against Customer on the basis of infringement of any United States patent, trademark, copyright or trade secret by the Developed Software or use thereof, and (ii) pay any final judgment entered against Customer or any settlement agreed to in writing by Sybase on such issue in any such suit or proceeding defended by Sybase.





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         5.2     The obligations of Sybase under Section 5.1 above are subject to (i) Sybase having sole control of the defense and/or settlement of any such claim, suit or proceeding; (ii) Customer notifying Sybase promptly in writing of each such claim, suit or proceeding and giving Sybase authority to proceed as stated in Section 5.1; and (iii) Customer, at Sybase's request, giving Sybase all information known to Customer relating to such claim, suit or proceeding and cooperating with Sybase to settle and/or defend any such claim, suit or proceeding, provided that Sybase shall reimburse Customer for all reasonable out-of-pocket expenses incurred by Customer in providing such information and cooperating with Sybase.

         5.3 If all or any part of the Developed Software is, or in the opinion of Sybase may become, the subject of any claim, suit or proceeding for infringement of any United States patent, trademark, copyright or trade secret, Sybase may, and in the event of any adjudication that the Developed Software or any part thereof infringes any United States patent, trademark, copyright or trade secret, or if the licensing or use of the Developed Software or any part thereof is enjoined, Sybase shall, at its expense do one of the following things: (i) procure for Customer the right under such patent, trademark, copyright or trade secret to use or sub-license, as appropriate, the Developed Software or the affected part thereof; or (ii) replace the Developed Software or affected part thereof with other non-infringing software; or (iii) suitably modify the Developed Software or affected part thereof to make it non-infringing; or (iv) if none of the foregoing remedies are commercially feasible, refund the aggregate payments paid by Customer for the affected Developed Software or the affected part thereof, less reasonable depreciation for use.

         5.4 Sybase shall not be liable for any costs or expenses incurred by Customer with respect to any infringement claim without Sybase's prior written authorization. Sybase shall have no obligations under this Section 5 with respect to any claim to the extent it is based upon (i) other than use of any version of the Developed Software other than the version most recently provided to Customer by Sybase, if such infringement would have been avoided by the use of such most recent version; or (ii) the combination, operation or use of the Developed Software with software which was not provided by Sybase, if such infringement would have been avoided in the absence of such combination, operation or use; or (iii) the use of the Developed Software on or in connection with a computer system other than the hardware and the operating system software for which it is specifically developed without Sybase's prior written approval.

         5.5 This Section 5 states the entire liability and obligation of Sybase and the exclusive remedy of Customer with respect to any alleged infringement of a patent, copyright, trademark or trade secret by the Developed Software or any part thereof or use thereof.





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6.       INDEMNIFICATION

         Subject to Section 11 below. Sybase agrees to indemnify Customer from any and all losses, claims, damages and liability, including reasonable attorneys' fees, arising out of injury to tangible personal property or persons to the extent caused by the willful misconduct or negligent actions of Sybase's employees and subcontractors while on Customer's premises. Customer agrees to indemnify Sybase from any and all losses, claims, damages and liability, including reasonable attorneys' fees, arising out of injury to tangible personal property or persons to the extent caused by the willful misconduct or negligent actions of Customer's employees and subcontractors while Sybase employees and subcontractors are on Customer's premises.

7.       INSURANCE

         7.1 Sybase shall maintain, and shall require that its subcontractors maintain, during the term of this Agreement, workers' compensation coverage in compliance with the laws of the state in which the Services are to be performed. Sybase also will maintain:

         - Automobile Liability Insurance in the amount of $ 1,000,000 for each occurrence, with respect to all vehicles used in connection with the Services; and

         - Comprehensive General Liability Insurance in the amount of $2,000,000 for each occurrence.

         7.2 At the request of Customer, Sybase shall provide Customer with certificates of insurance showing the insurance specified in Section 7.1 to be in effect.

8. PERSONNEL
         8.1 Sybase shall assign employees with qualifications suitable for the work described in an applicable Schedule. It may replace or change employees as required.

         8.2 For the term of each Schedule and for 12 months thereafter, Customer agrees not to solicit or retain the services of any person who is an employee of Sybase who was engaged in rendering services under such Schedule.

         8.3 While on Customer's premises, Sybase's employees and subcontractors will comply with all reasonable security practices and procedures generally prescribed by Customer. Sybase employees will not be required to sign any waivers, releases or other documents to gain access to Customer's premises in connection with work performed under this Agreement and any such waivers, releases, or other documents shall be invalid and have no effect.





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9.       DEVELOPED SOFTWARE AND DOCUMENTATION

         9.1 Ownership of the Developed Software and/or related documentation which Sybase develops pursuant to any Schedule shall be as described in the applicable Schedule.

         9.2 When Sybase owns the Developed Software, Sybase grants to Customer a nonexclusive, perpetual, non-transferable royalty free license to use the Developed Software internally. Customer may copy the Developed Software and related documentation as required for internal use, provided that any copies must contain Sybase's copyright and proprietary notices and may not be provided to any third party, unless acting as Customer's agent or employee and under agreement with Customer restricting the employee or agent from providing the Developed Software or documentation to third parties. No title shall pass to Customer with respect to any Developed Software, or documentation. The license to Customer under this paragraph is subject to payment in full, of all Services performed in creating the Developed Software or portions thereof.

         9.3 When Customer owns the Developed Software, it shall be considered to be a "Work for Hire" and Customer shall have all rights of ownership in the Developed Software, except to the extent that any of Sybase's previously developed proprietary software ("Sybase's Proprietary Software"), is embedded in the Developed Software, Sybase's Proprietary Software shall remain the exclusive property of Sybase and Customer shall have no ownership interest therein. Customer shall have a nonexclusive right to use Sybase's Proprietary Software to the extent embedded in the Developed Software. Sybase shall receive no rights in the Developed Software, except as otherwise agreed in the applicable Schedule. The ownership and copyright provided under this paragraph, is subject to payment in full of all Services performed in creating the Developed Software or portions thereof

         9.6 Nothing in this Agreement shall be deemed to expand or otherwise modify Customer's rights or obligations under any existing Software License Agreement with Sybase.





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         9.7     Sybase may deem it necessary, in the course of performing the
Services, to use certain Sybase's proprietary software and accompanying documentation the development of software on Customer's computer systems ("Sybase Tool Kit"). Sybase's Tool Kit will not be embedded in the Developed Software. Except for the specific viewing and use as set forth in the next sentence Customer will not use for any purpose, relicense copy in whole or in part, except for an archival copy or copies made in the course of automatic backups, modify, reverse engineer, decompile or disassemble the Sybase Tool Kit. Customer shall restrict access by Customer's employees and agents to the Sybase Tool Kit such that only those employees and agents who are authorized by Sybase to view or use the Sybase Tool Kit are granted access. Any information gained by such use shall be covered by the Confidentiality paragraph below.
The Sybase Tool Kit is owned by Sybase or its suppliers who shall at all times retain all rights, title and interest therein. Upon termination of this Agreement Sybase will remove the Sybase Tool Kit from Customer's system including archival or automatic backup copies. Customer will certify in writing to Sybase that no other copies of the Sybase Tool Kit remain in Customer's possession.

10.      ARCHIVAL COPY OF CUSTOMER-OWNED SOFTWARE

         If Customer is to own the Developed Software, upon completion of the Developed Software or termination of this Agreement, Sybase may, but is not required to keep a copy of the Developed Software and any related materials. Sybase warrants that the copy, and any additional copies Sybase makes, shall not be sold, licensed, sublicensed or in any way disseminated to third parties.

11.      LIMITATION OF LIABILITY

         EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5, THE TOTAL LIABILITY, IF ANY, OF SYBASE INCLUDING BUT NOT LIMITED TO LIABILITY ARISING OUT OF CONTRACT, TORT, BREACH OR FAILURE OF WARRANTY, OR OTHERWISE SHALL NOT IN ANY EVENT EXCEED THE FEES PAID BY CUSTOMER UNDER THIS AGREEMENT OR $1,000,000, WHICHEVER IS LESS. SYBASE, ITS SUBSIDIARIES AND ITS LICENSORS SHALL NOT BE LIABLE FOR LOSS OF PROFITS, LOSS OR INACCURACY OF DATA, LOSS DUE TO DELAY IN PERFORMANCE OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION 11 SHALL SURVIVE TERMINATION OF THIS AGREEMENT.





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12.      GENERAL

         12.1 For the purposes of this Agreement, Sybase is an independent contractor, and neither party shall be deemed the agent of the other. All persons employed by Sybase shall be its employees or subcontractors and shall not be deemed employees of Customer. Sybase assumes exclusive liability for all contributions, taxes or payments required to be made because of such employees or subcontractors by the federal and state Unemployment Compensation Acts, Social Security Acts and all amendments thereto, and by all other current and future acts, federal or state, requiring payment by Sybase on account of such employees or subcontractors performing the Services under this Agreement.

         12.2 This Agreement may not be assigned by either party without the prior written consent of the other party, except that Sybase shall have the right to assign its rights to payment hereunder.

         12.3 This Agreement, together with the schedules and addenda hereto, and purchase orders issued hereunder, constitute the entire agreement of the parties and supersede all previous and contemporaneous communications, representations, understandings or agreements with respect to the subject matter hereof. This Agreement may be modified only in a writing designated as an amendment and signed by both parties. In the event of any inconsistency between this Agreement and a purchase order, this Agreement shall prevail unless expressly otherwise agreed by the parties in writing. Purchase orders shall be binding upon Sybase only if consistent with this Agreement and with respect to: the designated services ordered and fees therefor; payment terms; site for performance of services; and delivery dates set forth on the face side of or a special attachment to the order. Printed terms on or attached to any such purchase order shall be void and of no effect.

         12.4 No delay, failure or default in performance of any obligation of either party hereunder, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by force majeure.

         12.5 The failure or delay by either party to enforce the terms of this Agreement shall not be deemed a waiver of such term.

         12.6 All notices relating to this Agreement shall be in writing and delivered by courier or hand or sent to the other party by first class prepaid mail with return receipt requested, to the address of such party specified above (addressed in the case of Sybase to the attention of its Legal Department, 77 South Bedford Street, Burlington, MA 0 1 803) or specified by such party in accordance with this Section, and shall be deemed received on actual receipt.





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         12.7    This Agreement is subject to any governmental laws, orders or other restrictions ("Export Requirements") on the export of Developed Software and related information and documentation that may be imposed by the governments of the United States. Customer will not commit any act or omission which will result in a breach of any such Export Requirements and will not export the Developed Software or any related information or documentation outside the United States without prior written notice to Sybase.

12.8 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA EXCLUDING ITS CONFLICT OF LAWS RULES. CUSTOMER SUBMITS TO THE JURISDICTION OF THE STATE OF CALIFORNIA AND THE STATE AND FEDERAL COURTS LOCATED WITHIN THE COUNTY OF ALAMEDA AND/OR SAN FRANCISCO WITHIN THE STATE OF CALIFORNIA. SERVICE OF PROCESS COMMENCING ANY SUIT RELATING TO THIS AGREEMENT IN SUCH COURTS MAY BE MADE ON EITHER PARTY IN THE MANNER SPECIFIED IN SECTION
12.6 ABOVE FOR NOTICE. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement, and the parties shall substitute for the affected provision an enforceable provision which approximates the intent and economic effect of the affected provision as closely as possible.





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               ADDENDUM TO SYBASE PROFESSIONAL SERVICES CONTRACT

THIS ADDENDUM ("Addendum") entered into as of August 16, 1996, supplements and amends the terms of the Sybase Consulting and Development Agreement ("Agreement") dated August 16, 1996 between Sybase, Inc. ("Sybase") and First Virtual Holdings Inc. ("Customer"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Customer and Sybase agree as follows:

1.        SERVICES TO BE PROVIDED

(a) In Section 1.2, second sentence, line 4, delete after the word "Agreement" the words "or any other agreement between Sybase and Customer".

(b) In Section 1.2, second sentence, line 5, delete and replace the term "7 days" with "10 days".

2.       FEES

(a) In Section 2.2, add the following sentence at the end of the first sentence, line 3.

                 "Sybase shall secure Customer's oral consent prior to assigning any Sybase personnel from outside California for Rendering of Services."

(b) In Section 2.4, sentence 1, line 1, after the term "periodic basis" insert the following words:

                 "..., but not more frequently than once a month, ..."

(c) In Section 2.4, second sentence, line 2, delete and replace the term "30 days" with "45 days".

(d) In Section 2.5, sentence 1, line 1, delete after the term "rate of" the words "1% per month Customer will reimburse Sybase for all reasonable costs incurred (including reasonable attorneys' fees) in collecting past due amounts owed by Customer" and insert the term "0.75% per month".

5.       INFRINGEMENT INDEMNITY

(a) In Section 5.3, on line 13, delete after the term "part thereof" the words "less reasonable depreciation for use".

6.       INDEMNIFICATION

(a) In Section 6, sentences 1 and 2, lines 3 and 6, insert the term "or gross negligence" after the term "willful misconduct".





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7.       DEVELOPED SOFTWARE AND DOCUMENTATION

(a) In Section 9.1, sentence 1, line 2, after the word "shall be" delete the term "described in the applicable Schedule" and insert the term "as determined by this Section 9".

(b)    Renumber Section 9.4 to read 9.6.

(c)    Renumber Section 9.5 to read 9.7.

(d) Insert a Section 9.4 in the Agreement and include the following language:

         "The parties agree that absent any notice from Sybase to the contrary and prior to the development of any Developed Software, all Developed Software is owned by Customer and is subject to the provisions of
         Section 9.3 in the Agreement. Sybase must notify Customer prior to the development of Developed Software that is to be owned by Sybase and Customer has the right to terminate this Agreement as to the project that would produce the Developed Software that Sybase intends to own."

(e) Insert Section 9.5 in the Agreement and include the following language:

         "Sybase agrees that Customer owns all rights, title and interest, including but not limited to copyrights, patents, trade secrets, and all other intellectual property rights in the First Virtual Internet Payment System ("FVIPS") and any changes, modifications or corrections to FVIPS to include by way of definition and not limitation any changes, modifications or derivative works created. If Sybase is ever held or deemed to be the owner of any copyright rights in FVIPS, of, any changes, modifications or corrections to FVIPS, then Sybase hereby irrevocably assigns to Client all such rights, title and interest and agrees to execute all documents necessary to implement and confirm the letter and intent of this Section."

8.       GENERAL

(a) In Section 12.6, sentence 1, line 4, insert the term "(all notices to Customer must be directed to Lee H. Stein, Chairman and CEO with a copy to Philip H. Bane, General Counsel)" before the term "or as specified by such party".

(b) In Section 12.8, line 4, delete the words "ALAMEDA AND/OR SAN FRANCISCO" and insert the term "SAN DIEGO".




                      [PAGE BREAK INTENTIONALLY INSERTED]





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(c)      Add Section 12.9 and include the following language:

         "Any controversy or claim arising out of or related to this Agreement, with the exception of injunctive relief sought by either party, shall be submitted to arbitration before an arbitrator sitting in San Diego, CA. The arbitrator shall be mutually agreed upon by the parties, or if the parties cannot agree upon an arbitrator within thirty (30) days, to an arbitrator selected by Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The arbitration shall be conducted under the rules then prevailing of JAMS. Each party shall pay its own attorneys' fees and costs. The award of the arbitrators shall be binding and may be entered as a judgement in any court of competent jurisdiction. Each Party shall be responsible for their own expenses associated with the arbitration or any dispute, to include attorneys fees and arbitrator fees.

Except as amended above, the Agreement shall remain in full force and effect.




AGREED AND ACCEPTED:                       AGREED AND ACCEPTED:

SYBASE, INC.                               First Virtual Holdings Inc.
                                           ("CUSTOMER")


BY:  Robert Epstein                        BY:  Lee H. Stein
   --------------------                       --------------------

TITLE: Practice Manner                     TITLE: President

DATE:     8/16/96                          DATE:     8/16/96
     ------------------                         ------------------





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                                   SCHEDULE A

This Schedule A shall be governed by the terms and conditions of the Consulting and Development Agreement between Sybase, Inc. ("Sybase") and First Virtual Holdings Inc. ("Customer") dated August 16, 1996

                                  PROJECT PLAN

STATEMENT OF WORK:

The following represents the work to be performed by Sybase relative to Customer's Internet Payment System Version 3.0 project, including all Customer requirements pertaining to such work.

Sybase Consultants will act as supplemental staffing to support FV's migration to IPS Version 3.0. The scope of work we expect to be involved with is as follows.

0.1.     OUR UNDERSTANDING OF YOUR NEEDS

         To support First Virtual's growth, the Internet Payment System requires a more robust architecture. The current Internet Payment System which exists on a Sun flat-file based system is inadequate to support First Virtual's requirements in the areas of scalability, automation, maintenance and reliability.

         Sybase's proposal directly addresses the business need for a more robust information technology architecture which will result in a custom solution which delivering the required database access.

         Business Requirements

         The Internet Payment System tracks account information and credit card data transaction status. This data must be available to both the "Above the Line (ATL)" SGCS ("Simple Green" Commerce Server) and "Below the Line (BTL)" Switch Server systems on a timely and reliable basis. First Virtual's current system uses email to automatically authorize new customers. For analysis and accounting reasons this information must be 100% accurate and delivered within business cycle requirements.





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         TECHNICAL REQUIREMENTS

         The solution must address the following technology issues:

         o        Integration of information from the TCL applications

         o        Port of TCL code which accesses flat files to utilize SYBTCL

         o Scaleable database design to support the applications, accounts, transactions and related SGCS entities currently stored in Unix file systems.

         o Scaleable database design to support accounts, pending transactions, transfer/refund, bankcard transaction and the us-ach transaction database and related SWITCH entities stored in Unix file systems.

0.2.     PROJECT SCOPE

         For the scope of this project, we are proposing that we partner with First Virtual Holdings Inc. to refine the requirements, analyze the alternatives and port the existing application to support access to Sybase dataservers for the Internet Payment System. We will proceed to develop, test and deliver a set of applications which will access dataservers in both the ATL and BTL systems.

0.3      THE SPS DEVELOPMENT APPROACH

         This section summarizes the Development effort that Sybase and First Virtual Holdings Inc. will execute for the Internet Payment System Project.

         First Virtual Holdings Inc.'s requirements can be summarized as follows:

                 BUSINESS REQUIREMENTS

                 o Account information and credit card information reliably distributed to the required systems

                 o Port of all code which currently accesses flat file structures to use SYBTCL to access relational structures on Sybase.

                 TECHNOLOGY REQUIREMENTS

                 o       Platforms must be high reliability and low maintenance

                 o Integration of required application components (current TCL applications)





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                 APPLICATION REQUIREMENTS

         o       TCL and SYBTCL

         o       Sybase SQL Server 11.01

         o       Sun Solaris 2.x

         o       Others to be determined during the project

                 DATA REQUIREMENTS

         o Storage and retrieval API for persistent data entities currently being stored as hierarchical Unix file system structures

         o       Reliability, integrity and data maintenance management

         o       SUPPORT REQUIREMENTS

         o       Configuration management of software and technology components

         o       System monitoring, administration and management

0.4      SUMMARY OF TASKS AND DELIVERABLES

         Project Management

         o       Project Plan - Prepare and maintain a current project plan.

         o Project Manager will be responsible for managing time and scheduling for the nine Sybase resources and one First Virtual employee.

         DELIVERABLES:

         o Planned periodic status reviews which are focused on resolving issues and reporting status.

         o Cycle reviews designed to keep First Virtual sponsors involved in the status, successes and issue resolution.

         DATA ARCHITECTURE REQUIREMENTS

         o Data Requirements and Options - Document the data distribution requirements.

         o Application Requirements and Options - Document specific application technology constraints as specified by First Virtual's requirements.





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         o       Technology Requirements and Options - Document and diagram the technology requirements for the SWITCH, the SGCS server and interfaces.

         o Support Requirements and Options - Document data, application and technology support requirements such as configuration, monitoring and maintenance.

         DELIVERABLES:

         o Application requirements document defining the results of the above tasks.

         PHYSICAL ARCHITECTURE

         o Design of Physical Architectures - Physical database design, physical application architecture and interfaces.

         o Testing Plan - Outline the required tests to verify the architecture compliance with the requirements.

         DELIVERABLES:

         o High level and detailed design documents defining the results of the above tasks.

         o Entity Relationship Diagrams (ERD's) of all ATL and BTL databases.

         o System Operations Guide to Sybase ATL and BTL interfaces and production database operations.

         APPLICATION/INTERFACES DEVELOPMENT

         o Design of Applications - Design the program structure, define functions and data to be accessed. Define and create SYBTCL modules.

         o Analysis of Interfaces Alternatives - Analysis of options which meet the interface requirements.

         o Design of Interfaces - Design the program structure, define functions and other applications data to be accessed. Define and create generic modules which can be re-used as objects throughout interface development life cycle.

         o Testing Plan - Outline the required tests to perform unit testing.





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
         DELIVERABLES:

         o Application design documents defining the results of the above tasks and completed application.

         o Completed application interface code using the SYBTCL API to store and retrieve data from Sybase databases where data was formerly stored and retrieved from Unix file system structures. Also, completed coding of Sybase stored procedures and an implemented database schema.

         APPLICATION TESTING/BENCHMARKS

         o Testing Plan - Outline the required tests to perform system integration and functional testing.

         o Integration of Applications/Interfaces - Create scripts and perform system integration testing of all program modules and interfaces.

         o Benchmark tests - Create scripts to analyze performance based upon key transactions of the application. Run benchmarks and document results.

         DELIVERABLES:

         o       Documents defining test and benchmark results.

         o       Scripts for benchmarking application performance.

         o       Scripts for integration testing of ATL and BTL applications.

         QUALITY MANAGEMENT

         o       Quality Plan - Prepare and maintain a current quality plan.

         o Define Code Change Control processes for the Version 3.0 team. Sybase will not be responsible for integration of code changes made by persons other than the ten members of the Version 3.0 team. In other words, the Management Change Control Process will be administered by First Virtual.

         o Project Review checklists and reports prepared at each project milestone

         DELIVERABLES:

         o       Quality plan defining the results of the above tasks.

         o Change control mechanisms to identify, quantify prioritize and track changes within the Version 2.0 to 3.0 migration process.





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
The following represents the work to be performed by Sybase relative to Customer's Internet Payment System Version 4.0 project

Sybase Consultants will act as supplemental staffing to support FV's migration to IPS Version 4.0. The scope of work we expect to be defined by November timeframe. We expect to begin working on this project in December and be engaged for three months with five to six Sybase consultants working with FV and SAIC.

Is software being developed by Sybase under this Project? YES X NO (If yes, Paragraphs 1, 2, & 3 below apply)

OWNERSHIP OF DEVELOPED SOFTWARE/DOCUMENTATION

Description of Developed Software                           Owner

1. IPS V3.0                                1. First Virtual Holdings Inc.

2. IPS V4.0                                2. First Virtual Holdings Inc.


Description of Documentation                                Owner

1. IPS V3.0                                1. First Virtual Holdings Inc.

2. IPS V4.0                                2. First Virtual Holdings Inc.





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                                       21

STAFFING, FEES, EXPENSES AND PAYMENTS:

Resource Utilization estimates for IPS Version 3.0:

                    ATL Develop-   ATL Testing          BTL Development and Testing      Production
                    ment                                                                 Deployment
                                                                                                 T
                                                                                                 o
                                                                                                 t
                                                                                                 a
                     A    A    A    S    S    S     S    S    O    O    O    O     N  N   N  N   l
                     u    U    u    e    e    e     e    e    c    c    c    c     o  o   o  o
                     g    g    g    p    p    p     p    p    t    t    t    t     v  V   V  V   D
                                                                                                 a
                     1    1    2    0    0    1     2    3    0    1    2    2     0  1   1  2   t
Project Resources    2    9    6    3    9    6     3    0    7    4    1    8     4  1   8  5   a
Project Manager
                        5    5    5    4    5    5    5    0    5    5    5    5    5    5    5    3    72

SYBTCL Developer 1
                        5    5    5    4    5    5    5    5    5    5    2    2    2    2    2     2   61

SYBTCL Developer 2
                        5    5    5    4    5    5    5    5    5    5                                  49

SQL Developer
                        5    5    5    4    5         5    5    5    5                                  44
Sybase Tools
Developer/Tester        5    5    5    4    5    5    5    5    5    5    4    4    5    5    5     3   75

Internet Solutions
Specialist                   2    2                             2         2                              8
Physical Design
Specialist              1    2    2    1     2    2             2                                       12
QA Manager
                                  5    4     5    5   5    5    5    5    5    5    5                   54
Documentation
Specialist                                        5   5    5    5                                       20
Production
Operations Specialist             5    4     5    5   5    5    5    5    5    5     5    5   5     3   67


 Grand Total Days                                                                                      462

         To assume 50-hr. work weeks, multiply by 1.25, therefore:

         462 x 1.25 = 577.50 days

The resource estimates are based on the statement of work included in this addendum. Each of these roles is required to complete the project defined. We expect that some of the roles may be filled by SAIC or First Virtual. These estimates may change based on a change in scope, changes in direction from First Virtual, or modifications to the staffing assumptions. We will provide First Virtual with weekly status report which will document any of the above changes and their impact to these estimates.





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
Resource Rate Estimates for IPS Version 3. 0:


                                       Standard           Est.                Cost at
     Resource                            Rate             Days             Standard Rate          FV Cost
     --------                          --------           ----             -------------         ---------
Project Manager                         $ 2,000            72                $144,000            $ 86,400

SYBTCL Developer 1                      $ 1,600            61                  97,600              73,200

SYBTCL Developer 2                      $ 1,600            49                  78,400              58,800

SQL Developer                           $ 1,600            44                  70,400              52,800

Sybase Tools Developer,                 $ 1,250            75                  93,750              67,500
Tester and Production
DBA

Internet Solutions                      $ 1,600             8                  12,800               9,600
Specialist

Physical                  Design        $ 2,000            12                  24,000              14,400
Specialist
QA Manager                              $ 1,600            54                  86,400              64,800
Documentation                           $   700            20                  14,000              11,200
Specialist
Production            Operations        $ 1,600            67                 107,200              80,400
Specialist

Total Cost                                                462                $728,550            $519,100


         To assume a 50-hr. work week, multiply by 1.25, therefore:

         $728,550 x 1.25 = $910,687 at standard rates

         $519,100 x 1.25 = $648,875 at FVs discounted rates

Services will be performed on site at First Virtual in Del Mar unless otherwise requested by the Customer.



                                      AND





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
For the Services.  Sybase shall be compensated at the following rates:

         Our consulting fees are based on an eight (8) hour workday, with overtime billable at one-eighth (1/8) the daily rate noted below.

               Title                    Standard Rate         Discount        Discounted Rate
               -----                    -------------         --------        ---------------
         Architect                         $2,500               52%               $1,200
         Principal Consultant              $2,000               40%               $1,200
         Senior Consultant                 $1,600               25%               $1,200
         Consultant                         $1250               28%                $ 900
         Associate Consultant               $ 700               20%                 $560

         Reasonable travel and lodging expenses will be billable at cost. Expenses for materials purchased directly for First Virtual's benefit will be pre-approved by First Virtual and billable at cost. All fees and expenses will be billed on a monthly basis and such invoices will be due and payable Net Forty Five (45) Days.

         We are providing these discounted rates to First Virtual based on their partnership relationship with Sybase and based on the commitment of using 5-6 Sybase consultants for at least 6 months. The approximate cost for this level of commitment is (6 consultants) x (26 weeks) x (5 days/wk) x ($1200/day) = $936,000.

Sybase shall commence performance of the Services on or before August 12, 1996. If any dates are set forth above by which Sybase is to complete the Services or certain aspects of the Services, the parties recognize that such dates are target dates only and there is no assurance that such dates will be met. Moreover, the parties recognize that Sybase's ability to meet any such dates may be dependent upon Customer satisfying its obligations hereunder in a timely manner.

         To the extent that the Services described above include Developed Software, the following provisions will apply:

         1. Sybase shall produce a detailed design specification to be reviewed and approved by Customer. The design specification shall be based on customer's requirements as outlined in the Statement of Work above. The first draft of the design specifications shall be delivered to Customer on or before September 30, 1996 (the "Delivery Date"). Customer shall have 5 days from the Delivery Date to notify Sybase in writing of any changes to the design specifications Customer believes are required to meet Customer's Requirements. Failure to provide any such changes within the specified time period shall mean that the design specifications as submitted by Sybase have been approved by Customer. If changes are required by Customer, then the revised design specifications shall be delivered to Customer as soon as reasonably possible, taking into account the number of changes requested. Upon receipt of the revised design specifications, Customer shall have another comparable period of time to approve or disapprove the design specifications. If the design specifications are disapproved, Sybase has the right to terminate this Agreement.

         2. Customer shall have 5 days from delivery of the version of the Developed Software designated by Sybase as "Production" (the "Acceptance Period") to undertake acceptance testing. If in the course of performing the acceptance testing, Customer determines that the Developed Software does not comply with the design specifications approved pursuant to the preceding paragraph #1, it may deliver written notice to Sybase during the Acceptance Period setting forth in detail the defects to be corrected, in which case Sybase will undertake to correct the defects and redeliver the software to Customer. Upon receipt of such corrected Developed Software, Customer shall have another Acceptance Period as set forth above for further acceptance testing. Failure by Customer to provide written notice of any defects within any Acceptance Period shall mean that the Production version of the Developed Software as delivered by Sybase has been accepted by Customer.

         3. Sybase shall provide one copy of the production version of the Developed Software (or the corrected version if necessary) to Customer together with a copy of the source code therefor.

AGREED AND ACCEPTED:                               AGREED AND ACCEPTED:

SYBASE, INC.                                       First Virtual Holdings Inc.
                                                            ("CUSTOMER")

BY:  Robert Epstein                                BY:  Lee H. Stein
   -------------------------                          -------------------------

TITLE: Practice Manager                            TITLE: PRESIDENT
      ----------------------                             ----------------------

DATE:  8/16/96                                     DATE: 8/16/96
      ----------------------                            -----------------------




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